Exhibit (d)(2)

Schedule A

Master Portfolios

Investment Advisory Fee

Master Portfolio	Advisory Fee Rate
CoreAlpha Bond Master Portfolio	Not exceeding $1 billion $1 billion - $3 billion $3 billion - $5 billion $5 billion - $10 billion Greater than $10 billion	0.24 0.23 0.22 0.21 0.20	% % % % %

Investment Advisory Contract

Schedule A, dated July 12, 2018

Amended: November 19, 2018

Schedule A-1